Exhibit 10.1

CONTRACT OF SALE

THIS CONTRACT OF SALE (herein, this “Contract”) is made as of this 28th day of January 2022 (the “Effective Date”), by Metrolina Alpharetta, LLC, a North Carolina limited liability company, of 108 Gateway Blvd., Suite 104, Mooresville, NC 28117 (“Seller”), Ballantyne Strong, Inc., a Delaware corporation with an address of 4201 Congress Street, Suite 175 Charlotte, NC 28209 (“Parent”), and Digital Ignition, LLC, a Georgia limited liability company and wholly-owned subsidiary of Parent, or its successors and/or assigns, with an address of 4201 Congress Street, Suite 175 Charlotte, NC 28209 (“Buyer”).

WHEREAS, Seller is the owner of a parcel of land with buildings and improvements situated thereon and commonly known as 190 Bluegrass Valley Parkway, Alpharetta, GA 30004 and designated as Tax Map Number 065-039, and consisting of approximately 11.63 acres more or less, with an approximately 43,524 square foot building located thereon in Forsyth County, Georgia and being more particularly described herein; and

WHEREAS, Buyer is interested in buying the above described Property and Seller is interested in selling said Property on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the Property and the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

WITNESSETH

1. Property: (a) Seller agrees to sell and convey to Buyer by limited warranty deed, and Buyer agrees to purchase from Seller all that tract or parcel of land with buildings and improvements situate thereon and commonly known as 190 Bluegrass Valley Parkway, Alpharetta, GA 30004 and designated as Tax Map Number 065-039, and consisting of approximately 11.63 acres more or less, with an approximately 43,524 square foot building located thereon in Forsyth County, Georgia and as more particularly described on Exhibit A attached hereto and made a part hereof, together with all improvements located thereon and all easements, rights of way and appurtenances running with or pertaining thereto, and together with the Lease (as defined below) and all entitlements related thereto (collectively, the “Property”). As used herein the “Lease” shall mean that certain Lease Agreement dated June 29, 2018, between Buyer and Seller affecting the same real property as described in this Section 1.

2. Purchase Price and Deposit: The purchase price (the “Purchase Price”) for the Property shall be the sum of (i) Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000.00) (the “Cash Price”), (ii) the Stock Grant, and (iii) the Stock Warrants (each as defined below), payable as follows:

(a) Within ten (10) business days of the Effective Date of this Contract, Buyer or Parent shall deposit the sum of Twenty-five Thousand Dollars ($25,000.00), with Fidelity National Title Group (the “Title Company”) (Andrew McGarry, 5565 Glenridge Connector, Suite 300, Atlanta, Georgia 30342, 678-460-2400) (the “Escrow Agent”) as a deposit to be held in escrow, which shall be credited toward the Cash Price at Closing (collectively referred to herein as the “Deposit”).

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(b) The balance of the Cash Price to be paid by certified check or wire transfer to the Escrow Agent at Closing.

(c) At Closing, and in addition to the Cash Price, Parent shall grant Seller or its designated affiliate (the “Stock Grant”) shares of Parent’s common stock (“BTN Stock”) with a value equal to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), the number of shares of BTN Stock to be determined based upon a price per share equal to the average of the closing price of BTN Stock on the NYSE American exchange for the 60 most recent Trading Days prior to the Closing Date, rounded up to the nearest whole number of shares. For purposes of this Agreement, a “Trading Day” means any day on which the New York Stock Exchange is open for trading, whether or not any of the BTN Stock is actually traded on that exchange or on that day.

(d) At Closing, and in addition to the Cash Price and the Stock Grant, Parent shall issue Seller or its designated affiliate a warrant to purchase up to 100,000 shares of BTN Stock with an exercise price per share of Three and 00/100 Dollars ($3.00) (the “Stock Warrants”), such Stock Warrants to be exercisable for a period of ten (10) years from the date of issuance, pursuant to the terms and conditions of a warrant agreement. Concurrent with the grant of the Stock Warrants, the warrants previously granted to Seller on or about June 29, 2018, shall be terminated and cancelled.

3. Contingencies: Buyer’s and Parent’s obligation to close this transaction, in addition to any other conditions contained herein, shall be subject to and contingent upon the following:

(a) No Change in Status. (i) That Seller has taken no action to modify the condition of title to the Property from the date Seller took title to the Property except for that certain Right of Way Warranty Deed and Temporary Construction Easement granted in favor of Forsyth County; and (ii) That Seller has taken no action to modify the environmental condition to the Property, such that the title to the Property and environmental condition to the Property is substantially the same as when Seller took title to the Property, except that actions by Buyer that have affected the title or environmental condition of the Property shall not cause the failure of this condition.

(b) Title Policy. Title Company shall be irrevocably committed to issuing an extended owners policy of title insurance and title policy, subject only to matters in effect at the time Seller took title to the Property, matters created by through or under Buyer and the Lease.

(c) Representations and Warranties; and Deliveries. All of Seller’s representations and warranties made in this Contract shall be true and correct in all material respects as of the date made and true and correct in all material respects as of the Closing Date; and Seller’s delivery of the items described in Section 7.

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(d) Casualty. If the Property is not in substantially the same condition at Closing as of the Effective Date, reasonable wear and tear excepted, then Buyer shall have the right, exercisable by written notice to Seller, to either (i) terminate this Contract and receive a return of the Deposit or (ii) proceed to Closing whereupon Buyer shall be entitled to receive, in addition to the Property, any of the Seller’s insurance proceeds payable on account of the damage or destruction applicable to the Property.

(e) Financing Contingency. Buyer will have a forty-five (45) day financing contingency period from the Effective Date (the “Financing Period”). In the event that Buyer is unable to obtain financing acceptable to Buyer, in its sole and absolute discretion, before the expiration of the Financing Period, Buyer may terminate this Agreement by giving written notice of such termination to Seller, whereupon Escrow Agent will immediately return the Deposit to Buyer without any further consent or approval of Seller, and this Agreement shall be deemed null and void and of no further force or effect with Buyer and Seller having no further rights, obligations or liabilities hereunder, except for matters that by the terms hereof expressly survive termination.

4. Survey: Buyer may, at any time after the Effective Date, cause a survey (the “Survey”) of the Property, acceptable in form to Buyer, to be made at Buyer’s expense by a registered Georgia land surveyor. Buyer shall cause such Survey to be made prior to Closing. The legal description in Seller’s deed shall be based on the Survey.

5. Title: During the time from the Effective Date until expiration of the Financing Period, Buyer, at its expense, may conduct an examination of the title to the Property. Such examination shall show that the Seller is vested with fee simple marketable title to the Property. The title insurance binder will have no exceptions other than property taxes not yet due and payable and right of ways or encumbrances of record at the time Seller took title to the Property (except for that certain Right of Way Warranty Deed and Temporary Construction Easement granted in favor of Forsyth County) or that were consented to by Buyer or would be disclosed by an accurate survey of the Property or are apparent upon a reasonable inspection of the Property (the “Permitted Exceptions”). If, however, the title examination reveals objections to the title, other than the Permitted Exceptions, then Buyer shall deliver written notice to Seller prior to expiration of the Financing Period, with the title commitment setting forth the objections to title. Seller shall have the right, but not the obligation, to cure the title objections and if Seller fails to cure such objections prior to the Closing, then Buyer shall have the right, as its sole remedy, exercisable by written notice to Seller, to (i) cancel this Contract and have the Deposit refunded or (ii) elect to close and receive the deed required herein from Seller subject to such title objections. Seller and Buyer agree that “Monetary Encumbrances” (as hereinafter defined) shall not constitute Permitted Exceptions and Seller shall have the obligation, at or prior to Closing, to remove all Monetary Encumbrances. As used herein, the term “Monetary Encumbrances” shall mean mortgages, deeds of trust, and other encumbrances securing an obligation to pay money; provided, however, that Monetary Encumbrances shall not include property taxes (other than special assessments) for the year in which Closing occurs and common area maintenance charges, if any, which are not yet due and payable.

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6. Mutual Cooperation: In the event that Seller or Buyer desire to take part in a tax-deferred like-kind exchange, the other party agrees to cooperate with the exchanging party and to execute such documents as are reasonably necessary for that purpose; provided that (i) the non-exchanging party and its representatives shall have a reasonable opportunity to review and approve any exchange documents prior to Closing; (ii) the non-exchanging party shall not be required to take legal title to any exchange property; (iii) the deed shall be executed and acknowledged by Seller; (iv) the Closing shall not be delayed to accommodate any such exchange; (v) the non-exchanging party shall not be required to incur any additional expense or liability in order to accommodate such exchange; and (vi) the exchanging party hereby indemnifies the non-exchanging party and agrees to hold the non-exchanging party free and harmless from any liability resulting from or arising in connection with such exchange.

7. Closing:

(a) Closing Date. The closing (the “Closing”) shall take place through the offices of the Escrow Agent at a mutually convenient time and date as agreed by the parties hereto, not later than fifteen (15) days after the Financing Period (the “Closing Date”).

(b) Seller’s Deliveries. Seller shall deliver to Buyer on the Closing Date the following documents (i) an assignment and assumption of the Lease prepared by Seller’s counsel, in a form satisfactory to Seller’s counsel, Buyer’s counsel and the Escrow Agent, wherein Seller assigns to Buyer all of Seller’s rights, title, and interests in the Lease; (ii) a limited warranty deed in substantially the same form as the limited warranty deed received by Seller when it took title to the Property; (iii) an owner’s affidavit on the Escrow Agent’s form attesting to the absence of mechanic’s or materialmen’s liens, boundary line disputes, proceedings involving Seller which may affect title to the Property, and parties in possession other than Seller; (iv) a Foreign Investment and Real Property Tax Act (“FIRPTA”) affidavit; (v) an affidavit of Seller’s state of organization and good standing; (vi) a Closing settlement statement; (vii) transfer of any and all manufacturer and installation warranties for any improvements on the Property including, but not limited to, roof warranties and HVAC warranties, in substantially the same form as the transfer of warranties received by Seller when it took title to the Property; (viii) a bill of sale for any personal property located upon the Property, in substantially the same form as the bill of sale received by Seller when it took title to the Property; (ix) a Seller’s affidavit regarding commercial real estate brokers in substantially the same form as received by Seller when it took title to the Property; and (x) such other instruments and documents as Buyer’s counsel or Escrow Agent may reasonably request for the purpose of confirming proper and lawful execution and delivery of Closing documents and conveyance of the Property to Buyer in accordance with this Contract and applicable provisions of Georgia law.

(c) Buyer’s Deliveries. Buyer shall deliver to Seller on the Closing Date all of the following: (i) an affidavit of Buyer’s state of organization and good standing; (ii) a Closing settlement statement; (iii) the balance of the Cash Price and the fully executed Stock Warrants and Stock Grant, all as set forth in Section 2 herein above; (iv) Seller’s affidavit regarding commercial real estate brokers in substantially the same form as received by Seller when it took title to the Property; (v) the assignment and assumption of Lease described in subsection (b) above; and (vi) such other instruments and documents as Seller’s counsel or Escrow Agent may reasonably request for the purpose of confirming proper and lawful execution and delivery of Closing documents and conveyance of the Property to Buyer in accordance with this Contract and applicable provisions of Georgia law.

(d) Possession. Possession of the Property, subject to the Lease Agreement, shall pass to Buyer at the Closing Date.

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8. Costs and Expenses:

(a) Seller’s Costs. Seller shall furnish and pay the expense of preparation of the deed, any documentary or transfer tax stamps, all costs associated with providing fee simple marketable title to the Property and the fees and costs of Seller’s own attorney.

(b) Buyer’s Costs. Buyer shall pay the expense of filing the deed, the cost of the Survey, the title insurance premium and the costs of Buyer’s own attorney.

(c) Shared Costs. Seller shall provide to Buyer the most recent real property tax bill for the Property. Property taxes and assessments for the year in which the Closing occurs, insurance, utilities and other items shall be prorated on a calendar year basis as of the date of Closing, provided however, Buyer will be responsible for such taxes per the terms of the Lease. Each party shall pay one-half (1/2) of the fee of the Escrow Agent. Any other fees or charges not specifically allocated herein shall be allocated in accordance with the laws of the State of Georgia and the customary practice in Forsyth County.

(d) New Loan. Buyer shall bear its own costs and legal fees incurred in connection with the new loan obtained by Buyer.

(e) Lease. All rents receivable under the Lease attributable to the period prior to the Closing Date will be paid to or retained by Seller, and Buyer will be entitled to keep all rental or payments received by Buyer in relation to leases, contracts, or agreements entered into by Buyer (as tenant under the Lease) and other third parties, regardless of which when such payments are received or due. Rents attributable to the period beginning on the Closing Date and thereafter will be paid to Buyer. In addition, Buyer will pay to Seller all amounts due under the Lease and attributable to the period of time prior to the Closing Date, including taxes, insurance, and other expenses Buyer is required to pay to Seller under the Lease and the prepayment by Buyer (as tenant under the Lease) of any such amounts shall be returned to Buyer at the Closing. (there is no security deposit on the Lease)

9. Seller’s Representations and Warranties. Seller hereby makes the following representations and warranties to Buyer:

(a) To the best of Seller’s actual knowledge, without investigation, Seller has good and marketable fee simple title to the Property, subject only to the Permitted Exceptions.

(b) To the best of Seller’s actual knowledge, there are no pending, threatened or contemplated condemnation actions involving any portion of the Property and Seller has received no notice of any such action.

(c) From the execution of this Contract until the Closing, Seller shall (i) maintain the Property in substantially the same condition as presently exists, reasonable wear and tear excepted, except as otherwise provided in this Contract, and (ii) refrain from entering into any contract or agreement affecting the Property or the title thereto which would extend beyond the Closing, without the prior written consent of Buyer which may be withheld in Buyer’s sole discretion.

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(d) Seller is not a ‘foreign person’ which would subject Buyer to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended, and, at Closing, under regulations promulgated pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

(e) There are no leases, licenses, contracts or agreements of any kind whatsoever affecting the Property except for (i) the Permitted Exceptions, (ii) ordinary service contracts entered into in the ordinary course of business, (iii) certain “desk agreements”, for use of offices within the Property, and (iv) the Lease.

(f) To the best of Seller’s actual knowledge, there is no condition at, on, under or related to the Property presently or potentially posing a significant hazard to human health or the environment, whether or not in compliance with law, and Seller has not engaged in any production, use, treatment, storage, transportation or disposal of any Hazardous Materials (as hereinafter defined) on the Property, nor has there been any release or threatened release of any Hazardous Materials, pollutant or contaminant into, upon or over the Property or any property adjacent thereto or into or upon ground or surface water at the Property or any property adjacent thereto.

(g) Except for de minimis amounts of Hazardous Materials customarily used in connection with the operation of the Property, Seller has not stored any Hazardous Materials on the Property or in any underground or above ground tanks, pits or surface impoundments and Seller has not used, placed or stored any polychlorinated biphenol-containing or asbestos-containing materials on the Property or incorporated such materials into any buildings or interior improvements or equipment on the Property.

“Hazardous Material” means any substance:

(1) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy, or common law; or

(2) which is or prior to Closing becomes defined as a “hazardous substance”, pollutant, or contaminant under any federal, state, or local statute, regulation, rule or ordinance or any amendment to any thereof including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.); or

(3) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, or instrumentality of the United States, the State of North Carolina or any political subdivision thereof; or

(4) the presence of which on the Property causes or threatens to cause a nuisance upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Property; or

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(5) which contains, without limitation, gasoline, diesel fuel, or other petroleum hydrocarbons, polychlorinated biphenols (“PCBs”), asbestos, urea formaldehyde foam insulation, or radon gas.

(h) Seller has provided to Buyer copies of all notices, or communications of any type which Seller has received concerning the actual or potential presence of Hazardous Materials on the Property, and copies of all reports or investigations in the possession or control of Seller concerning the actual or potential presence of hazardous substances or any Hazardous Materials on the Property. Seller agrees to immediately provide to Buyer copies of all such aforementioned notices and communications received prior to Closing; and

(i) The real property taxes are paid through the current tax year. The Property is not, and has not been for the past five tax years, subject to any tax exemptions, deductions, rebates or other favorable tax treatment. There will not be any recapture or recovery of property taxes imposed with respect to periods prior to the Closing (including without limitation rollback taxes), or the imposition of any penalties by reason of any preferential assessment against the Property or any portion thereof.

(j) The Property has direct insurable access to publicly-dedicated rights-of-way, without the necessity of any private easements over or across the property of third parties.

Seller will take any and all such actions as will cause all of the foregoing representations and warranties to be true and correct as of Closing and will so certify to Buyer in writing at Closing. All of the representations and warranties made by Seller in this Contract, including but not limited to those set forth in this Section, shall be deemed material conditions of the consummation of the transaction contemplated by this Contract and shall survive Closing.

10. Intentionally Deleted.

11. Remedies on Default; Treatment of Deposit. In the event that Seller defaults in the performance of any of Seller’s obligations, or breaches any of Seller’s representations, warranties or covenants under this Contract, Buyer shall have the right of specific performance against Seller, in addition to any and all other remedies provided in this Contract or by law or in equity; provided, in the event of any action for monetary damages against Seller, in no event shall Buyer be entitled to any damages in excess of Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate. In the event that Buyer defaults in the performance of any of its obligations under this Contract, Seller shall have, as its sole and exclusive remedy hereunder, the right to retain the Deposit as full liquidated damages for such default.

12. Brokerage. Each party hereto represents to the other that it has not discussed the transactions contemplated in this Contract with any real estate broker, agent or salesman so as to create any legal right or entitlement to claim a real estate commission or similar fee with respect to the conveyance of the Property. Buyer and Seller hereby indemnify each other against, and agree to hold each other harmless from, any and all claims, loss, liability, cost, and expenses (including reasonable attorney’s fees) for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed dealings with the indemnitor and relating to this Contract or the conveyance of the Property. The foregoing indemnities shall survive the termination or consummation of this Contract.

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13. Condemnation. In the event of any taking of all or any part of the Property by eminent domain proceedings, or the commencement of such proceedings prior to Closing, then Buyer shall have the right, exercisable by written notice to Seller, to terminate this Contract, whereupon Seller shall promptly refund to Buyer the Deposit and, except as expressly provided to the contrary herein, Seller and Buyer shall have no further rights, obligations or duties hereunder. If Buyer does not terminate this Contract, then they will proceed to close, with an assignment by Seller of all of Seller’s right, title and interest in and to any and all such awards and proceeds. Seller shall notify Buyer in writing of any eminent domain proceedings affecting the Property within two (2) days after Seller learns of such proceedings.

14. Notices. Any notices, requests, or other communications required or permitted to be given hereunder shall be in writing and shall be either (i) delivered by hand, (ii) mailed by United States registered mail, return receipt requested, postage prepaid, (iii) sent by a reputable, national overnight delivery service (e.g. , Federal Express, Airborne, etc.) or (iv) sent by facsimile (with the original being sent by one of the other permitted means or by regular United States mail) and addressed to each party at the applicable address set forth herein. Any such notice, request, or other communication shall be considered given or delivered, as the case may be, on the date of hand delivery (if delivered by hand), on the third (3rd) day following deposit in the United States mail (if sent by United States registered mail), on the next business day following deposit with an overnight delivery service with instructions to deliver on the next day or on the next business day (if sent by overnight delivery service), or on the day sent by facsimile (if sent by facsimile, provided the original is sent by one of the other permitted means as provided in this Paragraph or by regular United States mail). By giving at least ten (10) days prior written notice thereof, any party hereto may, from time to time and at any time, change its mailing address hereunder.

Seller:	Metrolina Alpharetta, LLC
108 Gateway Blvd., Suite 104
Mooresville, NC 28117
Attention: Joe Jackson

with a copy to:	The Cassarino Law Firm
445 S. Main Street, Suite 400
Davidson,North Carolina 28036
Attention: Ben J. Cassarino, Jr., Esq.

Buyer: Ballantyne Strong, Inc.
4201 Congress Street, Suite 175
Charlotte,NC 28209
Attn: Mark Roberson
4201 Congress Street, Suite 175

with a copy to:	Kirton McConkie
50 East South Temple, Suite 400
Salt Lake City, Utah
Attention: Chase Dowden, Esq.

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15. Notice of Entry. Notwithstanding anything to the contrary in this Contract, Buyer agrees to provide not less than twenty-four (24) hours’ notice of any on-site inspections to Seller before entering the Property. The results of any inspections performed by or on behalf of Buyer shall be deemed Confidential Information and subject to the confidentially obligations set forth below. Such results shall be provided to Seller and Seller shall determine, in Seller’s sole discretion, which results require disclosure to any government agency and shall conduct any required communication with any government agency. The foregoing does not apply to any obligations of any third parties, consultants or engineers to report any conditions to any governmental agencies.

16. Confidentiality. Seller may furnish Buyer with confidential or proprietary information pursuant to this Contract, which information may include, but is not limited to, information about the condition of the Property, results of tests, inspections or sampling of the Property by or on behalf of Seller, Buyer or third parties (collectively, “Confidential Information”). Buyer agrees to (a) hold the Confidential Information in trust and confidence; (b) use the Confidential Information only in furtherance of the performance of Buyer’s obligations under this Contract; (c) not disclose the Confidential Information to anyone other than Buyer’s employees, consultants or agents to whom disclosure is necessary in order to fulfill Buyer’s obligations under this Contract; and (d) use reasonable efforts to prevent the disclosure of the Confidential Information. Buyer agrees to return to Seller all Confidential Information immediately upon request if Buyer elects not to purchase the Property. Buyer shall cause any employee to whom disclosure of Confidential Information is made to comply with these confidentiality terms both during and after employment.

17. Miscellaneous.

(a) Entire Contract. This Contract constitutes the entire agreement between the parties hereto with respect to the transaction contemplated herein; and it is understood and agreed that all undertakings, negotiations, representations, promises, inducements and agreements heretofore had between these parties are merged herein, including without limitation, the terms of the Letter of Intent, if any. This Contract may not be changed orally, but only by an agreement in writing signed by both Buyer and Seller; and no waiver of any of the provisions in this Contract shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

(b) Successors and Assigns. The provisions of this Contract shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs and permitted successors and assigns.

(c) Presumption. No presumption shall be created in favor of or against Seller or Buyer with respect to the interpretation of any term or provision of this Contract due to the fact that this Contract was prepared by or on behalf of one of said parties.

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(d) Interpretation. Words of any gender used in this Contract shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural and vice versa, unless the context requires otherwise. When anything is described or has been described or referred to generally is associated with that description (whether or not following the word “including”), the examples or components shall be deemed illustrative only and shall not be construed as limiting the generality of the description or reverence in any way.

(e) Captions. The captions used in connection with the paragraphs of this Contract are for reference and convenience only and shall not be deemed to construe or limit the meaning of the language contained in this Contract or be used in interpreting the terms and provisions of this Contract.

(f) Counterparts. This Contract may be executed in two or more counterparts and shall be deemed to have become effective only when one or more of such counterparts shall have been signed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument), and shall have been delivered by each of the parties to the other. The execution of this Contract by facsimile or other electronic form (e.g., PDF) of signature shall be binding and enforceable as an original; provided, that any party delivering a facsimile or electronic document shall, upon the request of the other party, thereafter execute and deliver to the other party an identical original instrument, as soon as reasonably possible thereafter.

(g) Severability. If any provision of this Contract is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Contract shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Contract; and the remaining provisions of this Contract shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Contract.

(h) Governing Law. This Contract is intended to be performed in the State of Georgia and shall be construed and enforced in accordance with the laws of Georgia.

(i) Binding Effect. Each party hereto represents and warrants to the other party that the execution of this Contract and any other documents required or necessary to be executed pursuant to the provisions hereof are valid, binding obligations and are enforceable in accordance with their terms.

(j) Assignment. Buyer may freely assign this Contract without obtaining any consent from Seller so long as the assignor assumes all of Buyers obligations hereunder, and Buyer may otherwise assign this Contract upon the prior written consent of Seller, which consent shall not be unreasonably withheld.

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IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed and delivered by persons duly empowered to bind the parties to perform their respective obligations hereunder as of the day and year first above written.

SELLER:
Metrolina Alpharetta, LLC, a North Carolina limited liability company

By:	/s/ R. Joseph Jackson
R. Joseph Jackson, Member/Manager

BUYER:
Digital Ignition, LLC, a Georgia limited liability company

By:	/s/ Mark D. Roberson
Mark D. Roberson, Manager

PARENT:
Ballantyne Strong, Inc., a Delaware corporation

By:	/s/ Mark D. Roberson
Mark D. Roberson, Chief Executive Officer

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EXHIBIT A

Legal Description

All that tract or parcel of land lying and being in Land Lots 839, 890 & 891, 2nd District, 1st Section, Forsyth County, Georgia, and being more particularly described as follows:

To find the Point of Beginning, commence at the Southwest corner of Land Lot 890; thence along the Westerly line of Land Lot 890, N 01°09’49” E a distance of 552.21 feet to a point; thence S 65°57’30” W a distance of 160.11 feet to an iron pin found and the Point of Beginning; thence S 80°42’55” W a distance of 299.38 feet to an iron pin found on the Northeasterly right of way of Bluegrass Valley Parkway (right of way varies); thence along said right of way along a curve to the left, following the curvature thereof for an arc distance of 114.81 feet, said curve having a radius of 66.00 feet and being subtended by a chord of N 39°13’57” W 100.87 feet to an iron pin found; thence leaving said right of way N 00°45’13” E a distance of 682.90 feet to an iron pin found; thence S 74°34’10” E a distance of 387.04 feet to a 1 inch open top pipe found; thence N 53°07’57” E a distance of 230.56 feet to an iron pin found; thence S 61°56’45” E a distance of 68.84 feet to an iron pin found; thence N 69°36’55” E a distance of 236.28 feet to an iron pin found; thence S 03°04’24” E a distance of 135.87 feet to an iron pin found; thence S 14°17’50” W a distance of 292.83 feet to an iron pin found; thence S 03°26’58” W a distance of 194.77 feet to an iron pin found; thence S 80°30’22” W a distance of 0.14 feet to a point; thence S 65°57’30” W a distance of 451.82 feet to the Point of Beginning. Said tract contains 11.933 acres.

Together with the easements appurtenant to the subject property provided over the lands of others contained in the following:

a. Sewer Easement Agreement between Regent Land Holdings, LLC and Convergent Media Systems Corporation dated as of December 31, 2001 and recorded January 10, 2002 in Deed Book 2175, Page 199, aforesaid records; as amended by First Amendment to Easement Agreement by and between Convergent Media Systems, Corp., Legacy at Walton Bluegrass, LLC and Walton Bluegrass, LLC, dated as of May 26, 2015 and recorded June 5, 2015 in Deed Book 7401, Page 107, aforesaid records; and

b. Drainage Easement Agreement between Regent Land Holdings, LLC and Convergent Media Systems Corporation dated as of December 31, 2001 and recorded January 10, 2002 in Deed Book 2175, Page 207, aforesaid records; as amended by First Amendment to Easement Agreement by and between Convergent Media Systems, Corp and Walton Bluegrass, LLC, dated as of May 26, 2015 and recorded June 5, 2015 in Deed Book 7401, Page 122, aforesaid records.

Less-and except property conveyed by the following:

a. Right of Way Warranty Deed from Metrolina Alpharetta, LLC, to Forsyth County, dated September 20, 2018, recorded October 1, 2018, in Deed Book 8689, Page 448, aforesaid records.

b. Petition for Condemnation styled Forsyth County, Georgia versus 4.911 Acres of Fee Simple Right of way; et al., being Civil Action File No.19-CV-1584-2, filed September 11, 2019, aforesaid records; which case is pending.

Exhibit A